Exhibit 99.2

MAGELLAN PETROLEUM CORPORATION

PROVIDES OPERATIONS UPDATE

PORTLAND, Maine, August 10th 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) provided updates to its current operations and certain commercial transactions.

In the United Kingdom (“UK”), ongoing discussions with the Operator of the Markwells Wood and Havant wells, onshore Weald Basin, UK, have yielded a decision to proceed in the near-term to spud Markwells Wood 1. While site preparation had been completed, projected drilling costs were higher than anticipated. Active discussions and focused work by the Operator, Northern Petroleum, has yielded a cost that all parties find acceptable and the wells will proceed. The Operator continues to work on the sale of all of its UK properties, but has represented that there will be no further delay in the Markwells Wood spud. Magellan will have its representative in London this week to further work through drilling strategy. Markwells Wood is a promising offset location to the adjacent producing Horndean oil field. While there remains reservoir risk with the project, we are optimistic that surface proceedings have been concluded to all interested Parties satisfaction with the well spud to occur as soon as is practical. Although this drilling program is not core to the Company’s long-term strategy, it is important that these wells are finally drilled to the satisfaction of all Parties involved.

In Montana, at East Poplar Unit and in the Northwest Poplar oil fields, the Company will conduct residual oil saturation testing later in the summer to gain further data usable for CO2 miscible flood planning. A successful CO2 flood could produce up to 80mmbls at Poplar, based on a 10% industry average recovery rate of the field’s 800mmbls original oil in place. Drilling two further infill oil wells is being considered as part of the Company’s program to redevelop the field. The wells would test the Tyler and Nisku formations and could also provide data on Bakken shale quality. All formations have yielded hydrocarbons in the past. Magellan holds a direct and indirect 83.7% interest in the fields.

In Australia, Santos has placed its 65% operating interest in Mereenie oil and gas field and other interests in Palm Valley and Dingo gas fields up for sale. The sale process is nearing completion and Magellan will participate in discussions as to how to best operate the respective fields going forward – including, but not limited to, the appointment of new Basin-wide Operator, optimizing ownership interests with new partners, significantly lowering unit operating expense, and developing the remaining two-thirds of west Mereenie for incremental oil production. Significant remaining gas reserves, not yet committed to market, are seen as a viable fuel gas option in the construction of a large, new Methanol complex in Darwin using Evans Shoal feed gas.

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For further information, please contact:

William H. Hastings, President and CEO of Magellan, (207) 619-8501

Jeffrey Tounge, Manager Commercial Operations (207) 619-8504

Forward- Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the ability of MPAL, with the assistance of the Company, to successfully and timely close the Evans Shoal acquisition, the ability of the Company to successfully develop a strategy for methanol development, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the profitable integration of acquired businesses, including Nautilus Poplar LLC, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, Nautilus Poplar LLC, Magellan, and MPAL have exploration permits and face the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.